Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires Medical Portfolio 4

SANTA ANA, Calif. (Sept. 30, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Medical Portfolio 4, comprising five medical office buildings in Arizona, Ohio and Texas.

“Medical Portfolio 4 is a geographically diverse group of healthcare facilities that strengthen the Grubb & Ellis Healthcare REIT portfolio,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT.  “Each property of Medical Portfolio 4 is set in an excellent location on a medical campus or within close proximity to one. This adds to the attractiveness of each of these properties and the value they present to our REIT.”

In Phoenix, 6036 N. 19th Avenue is a five-story medical office building consisting of approximately 78,000 square feet of gross leaseable area. The property sits on the campus of Phoenix Baptist Hospital, a 216-bed acute care facility that offers various services, including oncology, podiatry and endoscopy. The facility was originally constructed in 1972, and underwent renovations in 1980 and again in 2006. The property is situated on approximately one-half acre of land.

Located in Parma, Ohio, 6789 Ridge Road is a three-story medical office building that consists of approximately 30,000 square feet of gross leaseable area. The property was built in 1977 on approximately 1.5 acres of land. The site, which includes 26 tenant units and offers 125 parking spaces, is located approximately one block away from Parma General Community Hospital, a 348-bed not-for-profit hospital offering medical services such as cardiovascular, orthopedic and oncology.

Built in 2006, 1305 W. Jefferson Street in Waxahachie, Texas, is a two-story medical office building consisting of approximately 48,000 square feet of gross leaseable area situated on approximately four acres of land. The property is on the campus of The Baylor Medical Center at Waxahachie, a hospital offering services such as oncology, emergency care, orthopedics and primary care.

Located in the Dallas suburb of Cedar Hill, 950 E. Belt Line Road is a single-story medical office building that consists of approximately 25,000 square feet of gross leaseable area. Situated on approximately 3.1 acres of land, the property was built in 2007 and has strong visibility along a major thoroughfare. 950 E. Belt Line Road is located within close proximity to Methodist Charlton Medical Center, an acute care facility that includes a radiology department, cardiac catheterization lab and fertility center.

Built in 2007, 4501 Joe Ramsey Boulevard in Greenville, Texas, is a two-story medical office building consisting of approximately 43,000 square feet of gross leaseable area situated on approximately four acres of land. Joe Ramsey Boulevard runs along Highway 69 and connects to Highway 380, making the property highly accessible. The facility is across the street from Presbyterian Hospital of Greenville, which offers a full range of medical services to patients.

Medical Portfolio 4 was acquired from affiliated entities of The Cirrus Group, LLC, represented by James Moloney and Joe Dominguez of Cain Brothers RE, LLC. Financing for this acquisition was primarily provided by Bank of America, N.A., as well as debt assumption for 6036 N. 19th Avenue.

As of September 12, 2008, Grubb & Ellis Healthcare REIT has sold approximately 52.2 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $521 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of September 23, 2008, has made 38 geographically diverse acquisitions totaling 116 buildings valued at approximately $869 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of June 30, 2008, more than $3.6 billion in investor equity has been raised for these investment programs. The Company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the diversity and value that each property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economies in Ohio, Texas and Arizona; the strength and financial condition of each individual property; the strength of any medical campus in proximity to each property; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.